Exhibit 99.2

 Investor Contacts:
Rusty Cloutier
President and CEO
Jim McLemore, CFA
Senior Executive Vice President and CFO
 337.237.8343

MidSouth Bancorp, Inc. Completes Merger with
PSB Financial Corporation

LAFAYETTE, LA., December 28, 2012 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE MKT: MSL), the parent company for MidSouth Bank N.A., announced the completion of the merger with PSB Financial Corporation (“PSB”), the holding company of Many, Louisiana based Peoples State Bank.  This transaction continues MidSouth’s strategic growth and enhances the connection between Louisiana and Texas by expanding MidSouth Bank’s presence north from Acadiana all the way up to Texarkana.

Under the terms of the definitive agreement, MidSouth will issue up to 756,536 shares of MidSouth common stock and $10 million liquidation value of a newly created MidSouth series of 4.00% noncumulative convertible preferred stock plus $16 million in cash. In addition, the merger agreement provides for potential additional cash consideration of up to $2 million, plus interest, based on the resolution of certain identified loans over a three-year period.

As part of the transaction, PSB’s preferred stock issued under the U.S. Treasury’s Community Development Capital Initiative has been redeemed in full and Leonard Q. “Pete” Abington, Chairman and President of PSB, has been named to the board of directors of MidSouth and its subsidiary, MidSouth Bank, and John J. “JJ” Blake III, President and CEO of Peoples State Bank, has been named Senior Vice President and Regional President of MidSouth Bank’s Timber Region.

Over the weekend, signs on all 15 Peoples State Bank branch buildings will be changed to MidSouth Bank, the first step in a two-phase conversion plan.  Full conversion of systems, products and services will take place in late March 2013.  Additional information on the merger can be found on the Investor Relations tab of MidSouth’s website at www.midsouthbank.com.

“We are excited to welcome Peoples State Bank to the MidSouth team” commented MidSouth Bank President and CEO Rusty Cloutier.   "We've known each other for more than a decade and have always viewed Peoples as an attractive partner for so many reasons, chief among them are the quality of the employees, the diversity of our loan portfolios and our philosophical similarities about community involvement, customer service and the basic principles of banking," Cloutier said.

“Together, our combined organizations will be able to provide significant value to our shareholders, customers and employees as we continue our expansion efforts to enhance our competitive stance and position us for successful growth in the future," Cloutier said.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of December 28, 2012. Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas.  MidSouth Bank currently has 57 banking centers in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 43,000 surcharge-free ATMs.  Additional corporate information is available at www.midsouthbank.com.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements include, among others, statements regarding the anticipated impacts of the transaction on shareholders, employees and customers, future expansion plans, future operating results and the integration of PSB into MidSouth's systems.  Actual results may differ materially from the results anticipated in these forward-looking statements.  Factors that might cause such a difference include, among other matters, the effect of the acquisition on relations with customers and employees; changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; the timing and ability to reach any agreement to restructure nonaccrual loans;  increased competition for deposits and loans which could affect compositions, rates and terms; the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 15, 2012 and in its other filings with the SEC.  MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.